Exhibit 99.1
Pactiv Announces Extension of the Tender Offer and Consent Solicitation for its 6.400% Notes due January 15, 2018
LAKE FOREST, Ill. — November 12, 2010 — Pactiv Corporation (NYSE: PTV), a leader in the consumer and foodservice packaging markets, announced today that it was extending the expiration time of its cash tender offer and consent solicitation relating to its 6.400% Notes due 2018 (the “2018 Notes”). The tender offer and consent solicitation for Pactiv’s 2018 Notes, which had been scheduled to expire at 5:00 p.m. New York City time on November 14, 2010, will now expire at 12:01 a.m. New York City time on November 16, 2010, unless extended or earlier terminated. The terms of the tender offer and consent solicitation otherwise remain as set forth in the offer to purchase and consent solicitation statement that Pactiv previously distributed to the holders of the 2018 Notes.
As of 5:00 p.m., New York City time, on November 12, 2010, holders of (i) approximately $234,336,000 of aggregate principal amount of 2018 Notes had validly tendered their 2018 Notes with the related consents delivered and (ii) approximately $385,000 of aggregate principal amount of 2018 Notes had validly delivered their consents without tendering their 2018 Notes.
The tender offer and consent solicitation for Pactiv’s 2018 Notes is being conducted in connection with the pending acquisition of Pactiv by Reynolds Group Holdings Limited (“Reynolds Group”). The tender offer and consent solicitation for Pactiv’s 2018 Notes is conditioned on consummation of the merger transaction, which is itself subject to customary closing conditions, including approval by Pactiv’s stockholders. The special meeting of Pactiv stockholders to consider and vote upon a proposal to adopt the merger agreement with Reynolds Group and approve the transactions contemplated thereby will be held on November 15, 2010 at 3:00 p.m., Chicago time.
As Pactiv intends for the date of settlement to coincide with the closing of the merger transaction, Pactiv will extend the expiration time for the tender offer and consent solicitation for its 2018 Notes and, consequently, the final acceptance date for tenders as necessary for this to occur.
Pactiv reserves the right to terminate or amend in any respect the tender offer and consent solicitation for its 2018 Notes.
Pactiv has engaged Credit Suisse Securities (USA) LLC (“Credit Suisse”) as Dealer Manager for the tender offer and as Solicitation Agent for the consent solicitation. Persons with questions regarding the tender offer and consent solicitation for the Pactiv 2018 Notes should contact Credit Suisse at (800) 820-1653 (toll free) or (212) 538-2147 (collect). Requests for copies of the offer to purchase and consent solicitation statement or other tender offer materials may be directed to D.F. King & Co., Inc., the Information Agent, at (800) 714-3312 (toll free) or (212) 269 5550 (collect).

This news release is for informational purposes only and does not constitute an offer to buy or the solicitation of an offer to sell Pactiv’s 6.400% Notes due 2018. The tender offer and consent solicitation for Pactiv’s 2018 Notes is being made only pursuant to the offer to purchase and consent solicitation statement, consent and letter of transmittal and related materials that Pactiv previously distributed to noteholders. Noteholders and investors should read carefully the offer to purchase and consent solicitation statement, consent and letter of transmittal and related materials because they contain important information, including the various terms of and conditions to the tender offer and consent solicitation for Pactiv’s 2018 Notes.
Important Information
In connection with its proposed merger with a subsidiary of Reynolds Group, Pactiv filed a definitive proxy statement with the Securities and Exchange Commission (the “SEC”) on October 15, 2010. INVESTORS AND STOCKHOLDERS OF PACTIV ARE URGED TO READ THE DEFINITIVE PROXY STATEMENT, AS WELL AS ANY OTHER RELEVANT DOCUMENTS FILED WITH THE SEC AS THEY BECOME AVAILABLE BECAUSE THEY CONTAIN AND WILL CONTAIN IMPORTANT INFORMATION ABOUT PACTIV AND THE PROPOSED MERGER. The definitive proxy statement in connection with the proposed merger has been mailed to the stockholders of Pactiv. The definitive proxy statement, other relevant materials (when they become available), and any other documents filed by Pactiv with the SEC, may be obtained, without charge, from the SEC’s website at www.sec.gov or by request to Pactiv Corporation, Attention Corporate Secretary, 1900 W. Field Court, Lake Forest, IL 60045; 866-456-5439; www.pactiv.com.
Certain Information Regarding Participants
Pactiv and its executive officers, directors and other members of its management and employees may be deemed to be participants in the solicitation of proxies from the stockholders of Pactiv in connection with the proposed merger. Information about the executive officers and directors of Pactiv and their ownership of Pactiv common stock is set forth in the definitive proxy statement filed by Pactiv on October 15, 2010.
Cautionary Statements
Statements about the expected timing, completion, and effects of the proposed tender offer and consent solicitation constitute forward-looking statements. A variety of factors could cause actual results to differ materially from those projected in the forward-looking statements, including, with respect to the proposed merger transaction with Reynolds Group, failure to obtain stockholder approval, failure of financing, or failure to satisfy other closing conditions. More detailed information about other risks and uncertainties is contained in Pactiv’s Annual Report on Form 10-K at page 23 filed with the SEC as revised and updated by Forms 10-Q and 8-K as filed with the Commission.

About Pactiv
Pactiv Corporation (NYSE: PTV) is a leader in the consumer and foodservice/food packaging markets it serves. With 2009 sales of $3.4 billion, Pactiv derives more than 80 percent of its sales from market sectors in which it holds the No. 1 or No. 2 market-share position. Pactiv’s Hefty® brand products include waste bags, slider storage bags, disposable tableware, and disposable cookware. Pactiv’s foodservice/food packaging offering is one of the broadest in the industry, including both custom and stock products in a variety of materials. For more information, visit www.pactiv.com.
About Reynolds Group Holdings Limited
Reynolds Group Holdings Limited is a leading global manufacturer and supplier of consumer food and beverage packaging and storage products and operates through five primary segments: SIG, Evergreen, Reynolds Consumer, Reynolds Foodservice and Closures. Reynolds Group Holdings Limited is based in Auckland, New Zealand. Additional information regarding Reynolds Group Holdings Limited is available at www.reynoldsgroupholdings.com.

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